Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of November 17, 2016 (the “Effective Date”), is made by and between Ominto, Inc. (“Ominto”) and Michael Hansen (“Executive”). Executive and Ominto together are referred to as the “Parties.”

WHEREAS, the Parties previously entered into an employment agreement, dated September 18, 2015 (the “Prior Employment Agreement”); and

WHEREAS, Executive was appointed as Chief Executive Officer of Ominto (“CEO”) by the Ominto Board of Directors (the “Board”) on June 1, 2016; and

WHEREAS, Ominto desires to employ Executive, and Executive desires to be so employed, pursuant to the terms of this Agreement; and

WHEREAS, this Agreement shall supersede the Prior Employment Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           POSITION AND DUTIES.

(a)            Ominto shall employ Executive as its CEO. Executive shall perform the executive and administrative duties, functions and privileges incumbent with the position of CEO and such other duties as reasonably determined by Board from time to time.

(b)            Executive shall report directly to the Board.

(c)            Executive shall reside in Dubai during the Term, but shall provide services to Ominto in all of its global operations, including its principal place of business in Boca Raton, Florida.

(d)            Executive shall devote all of Executive’s business time, energy, judgment, knowledge and skill and Executive’s best efforts to the performance of Executive’s duties with Ominto, provided that the foregoing shall not prevent Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or (ii) managing Executive’s passive personal investments, so long as such activities in the aggregate do not interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.

2.           TERM. Subject to the remaining terms of this Section 2, this Agreement shall be for an initial term that begins on the Effective Date and continues in effect through November 17, 2021 (the “Initial Term”) and, unless terminated sooner as herein provided, shall continue on a year-to-year basis after the Initial Term (each year, a “Renewal Term,” and each Renewal Term together with the Initial Term, the “Term”). If either Party elects not to renew this Agreement, that Party must give a written notice of non-renewal to the other Party at least sixty (60) days before the expiration of the then-current Initial Term or Renewal Term. In the event that one Party provides the other with a notice of non-renewal pursuant to this Section 2, no further automatic extensions shall occur and this Agreement shall terminate at the end of the then-existing Initial Term or Renewal Term, as applicable, and such non-renewal shall not result in any entitlement to compensation pursuant to Section 7 below or otherwise.

3.           COMPENSATION.

(a)            BASE SALARY. Ominto shall pay Executive a base salary (“Base Salary”) at an annual rate of Three Hundred Sixty Thousand Dollars ($360,000.00) during the Term, in accordance with the regular payroll practices of Ominto. The Base Salary shall be subject to annual review and adjustment at the sole discretion of the Board.

(b)            ANNUAL BONUS. Executive shall be eligible to receive an annual incentive bonus (the “Annual Bonus”) of up to 100% of the Base Salary as determined by the Board in its sole discretion.

4.           EQUITY Awards.

(a)            RESTRICTED STOCK GRANT. Ominto shall grant to Executive 500,000 shares of Restricted Stock (as defined in the Ominto, Inc. Amended and Restated 2010 Omnibus Equity Compensation Plan, as may be amended from time to time (the “Omnibus Plan”)) under the Omnibus Plan (the “Restricted Stock Grant”).

(b)            GRANT DATE. The Restricted Stock Grant shall be made as soon as practicable following the Effective Date, contingent upon approval of the Restricted Stock Grant by the Board and amendment of the Omnibus Plan.

(c)            Scheduled Vesting. Unless provided otherwise in the applicable award agreement under the Omnibus Plan, the Restricted Stock Grant shall vest on the later of (i) January 1, 2017; (ii) three (3) business days after the listing of the Company’s common stock on the NASDAQ Capital Market; or (iii) such other date as may be approved by the Board.

(d)            Plan Terms Control. The Restricted Stock Grant shall be granted pursuant to, and subject to the terms and conditions of, the Omnibus Plan and an award agreement under the Omnibus Plan.

(e)            cHANGE IN cONTROL. Notwithstanding any provision of this Agreement, the Omnibus Plan or any other equity compensation plan of Ominto (together, the “Ominto Equity Plans”) or any agreement under any Ominto Equity Plan to the contrary, unless otherwise approved by the Board, Executive shall not be entitled to accelerated vesting or any other enhanced benefits with respect to any awards under any Ominto Equity Plan, or any enhanced severance benefits under this Agreement or otherwise, as a result of a “change in control” (or any similar event), as such term is defined in the applicable Ominto Equity Plan or this Agreement, if such change in control (or any similar event) occurs as a result of expiration of Executive’s super majority preferred stock.

5.           EMPLOYEE BENEFITS.

(a)            BENEFIT PLANS. During the Term, Executive shall be entitled to participate in any employee benefit plans that Ominto has adopted or may adopt, maintains or contributes to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to Executive hereunder. Executive’s participation shall be subject to the terms of the applicable plan documents and generally applicable Ominto policies. Notwithstanding the foregoing, Ominto may modify or terminate any employee benefit plan at any time.

(b)            VACATIONS. During the Term, Executive shall be entitled to paid vacation time in accordance with Ominto’s policy applicable to senior management employees as in effect from time to time; provided, however, that Executive shall be entitled to thirty (30) days of paid vacation per calendar year, prorated for any partial years of employment.

(c)            BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as Ominto may require from time to time, Executive shall be reimbursed in accordance with Ominto’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by Executive during the Term and in connection with the performance of Executive’s duties hereunder.

6.           TERMINATION. Executive’s employment under this Agreement shall terminate on the first to occur of the following:

(a)            DISABILITY. Upon ten (10) days’ prior written notice by Ominto to Executive of termination due to Disability. “Disability” shall mean Executive is unable to perform each of the essential duties of Executive’s position by reason of a medically determinable physical or mental impairment that is potentially permanent in character or that can be expected to last for a continuous period of not less than six (6) months.

(b)            DEATH. Automatically upon the death of Executive.

(c)            CAUSE. Immediately upon written notice by Ominto to Executive of a termination for Cause. “Cause” shall mean Executive’s:

(i)              willful misconduct or gross negligence in the performance of Executive’s duties to Ominto;

(ii)             willful failure to perform Executive’s duties to Ominto or to follow the lawful directives of the Board (other than as a result of death or Disability);

(iii)            indictment for, conviction of or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(iv)            repeated failure to cooperate in any audit or investigation of the business or financial practices of Ominto;

(v)             performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of Ominto’s property; or

(vi)            material breach of this Agreement or any other material agreement with Ominto or a material violation of Ominto’s code of conduct or other written policy.

In the event of a Cause event defined in Section 6(c)(vi), Executive shall be given written notice detailing the Cause and a period of thirty (30) days following Executive’s receipt of such notice to cure such event (if susceptible to cure) to the reasonable satisfaction of the Board. Notwithstanding anything to the contrary contained herein, Executive’s right to cure as set forth in the preceding sentence shall not apply if there are habitual or repeated breaches by Executive. A termination for Cause shall be deemed to include a determination by the Board or its designee following Executive’s termination of service that circumstances existing prior to such termination would have entitled Ominto to have terminated Executive for Cause. All rights Executive has or may have under this Agreement shall be suspended automatically during the pendency of any investigation by the Board or its designee, or during any negotiations between the Board or its designee and Executive, regarding any actual or alleged act or omission by Executive of the type described in this definition of Cause.

(d)            GOOD REASON. Upon written notice by Executive to Ominto of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the consent of Executive, unless such events are fully corrected in all material respects by Ominto within thirty (30) days following written notification by Executive to Ominto of the occurrence of one of the events:

(i)              material diminution in Executive’s Base Salary;

(ii)             material diminution in Executive’s authority or duties set forth in Section 1 above (for sake of clarity, a change in title shall not constitute Good Reason), other than temporarily while physically or mentally incapacitated, as required by applicable law; or

(iii)            a material breach by Ominto of a material term of this Agreement.

Executive shall provide Ominto with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of Ominto’s 30-day cure period described above. Otherwise, any claim of such circumstances as Good Reason shall be deemed irrevocably waived by Executive.

(e)            WITHOUT CAUSE. Immediately upon written notice by Ominto to Executive of an involuntary termination without Cause (other than for death or Disability).

(f)            VOLUNTARY TERMINATION. Upon ninety (90) days’ prior written notice by Executive to Ominto of Executive’s voluntary termination of employment without Good Reason (which Ominto may, in its sole discretion, make effective earlier than any notice date).

7.           CONSEQUENCES OF TERMINATION.

(a)             DEATH/DISABILITY. In the event that Executive’s employment ends on account of Executive’s death or Disability, Executive or Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 7(a)(i) through 7(a)(iii) below to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i)              any unpaid Base Salary through the date of termination;

(ii)             reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii)            any other accrued benefits as required by law (collectively, Sections 7(a)(i) through 7(a)(iii) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b)            TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If Executive’s employment is terminated (i) by Ominto for Cause or (ii) by Executive without Good Reason, Ominto shall pay to Executive the Accrued Benefits.

(c)            TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If Executive’s employment by Ominto is terminated by Ominto other than for Cause or Disability or by Executive for Good Reason, Ominto shall pay or provide Executive the following:

(i)              the Accrued Benefits; and

(ii)             subject to Executive’s continued compliance with his obligations under this Agreement, continued payment of the Base Salary for twelve (12) months (or twenty-four (24) months if such termination occurs within twenty-four (24) months following a Change in Control, subject to Section 4(f) above) following the date of termination, paid in accordance with Ominto’s ordinary payroll practices (collectively, the “Severance Amount”).

Payments and benefits provided under this Section 7(c) shall be in lieu of any termination or severance payments or benefits to which Executive may be eligible under any of the plans, policies or programs of Ominto or under the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar state statute or regulation. Should Executive die prior to the payment of the Severance Amount, the Severance Amount shall be paid to the heirs or estate of Executive in accordance with the schedule set forth herein.

(d)            CHANGE IN CONTROL. A “Change in Control” shall mean the consummation of any of the following events:

(i)              the acquisition, other than from Ominto, by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Ominto or any subsidiary, affiliate (within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended) or employee benefit plan of Ominto, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of Ominto entitled to vote generally in the election of directors (the “Voting Securities”);

(ii)             a reorganization, merger, consolidation or recapitalization of Ominto (a “Business Combination”), other than a Business Combination in which more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following the Business Combination is held by the persons who, immediately prior to the Business Combination, were the holders of the Voting Securities;

(iii)            a complete liquidation or dissolution of Ominto, or a sale of all or substantially all of the assets of Ominto; or

(iv)           during any period of twelve (12) consecutive months, the Incumbent Directors cease to constitute a majority of the Board; “Incumbent Directors” means individuals who were members of the Board at the beginning of such period or individuals whose election or nomination for election to the Board by Ominto’s stockholders was approved by a vote of at least a majority of the then Incumbent Directors (but excluding any individual whose initial election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors).

Notwithstanding any provision of this definition to the contrary, in the event that any amount or benefit under this Agreement constitutes deferred compensation under Section 409A (as defined below) and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Section 409A.

(e)             OTHER OBLIGATIONS. Upon any termination of Executive’s employment with Ominto, Executive shall automatically be deemed to have resigned from any and all other positions he then holds as an officer, director or fiduciary of Ominto and any other entity that is part of the same consolidated group as Ominto or in which capacity Executive serves at the direction of or as a result of his position with Ominto; and Executive shall, within ten (10) days of such termination, take all actions as may be necessary under applicable law or requested by Ominto to effect any such resignations.

(f)             EXCLUSIVE REMEDY. The amounts payable to Executive following termination of employment hereunder pursuant to Sections 7(a), (b) and (c) above shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims that Executive may have in respect of Executive’s employment with Ominto or any of its Affiliates (as defined below), and Executive acknowledges that such amounts are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder or any breach of this Agreement.

(g)            NO MITIGATION OR OFFSET. Executive shall not be required to seek or accept other employment or otherwise to mitigate damages as a condition to the receipt of benefits pursuant to this Section 7, and amounts payable pursuant to this Section 7 shall not be offset or reduced by any amounts received by Executive from other sources.

(h)            NO WAIVER OF ERISA-RELATED RIGHTS. Nothing in this Agreement shall be construed to be a waiver by Executive of any benefits accrued for or due to Executive under any employee benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by Ominto, if any, except that Executive shall not be entitled to any severance benefits pursuant to any severance plan or program of Ominto other than as provided herein.

(i)             CLAWBACK. All awards, amounts or benefits received or outstanding under this Agreement shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any applicable law related to such actions, as may be in effect from time to time. Ominto may take such actions as may be necessary to effectuate any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, whether adopted before or after the Effective Date, without further consideration or action.

(j)             RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement upon termination beyond the Accrued Benefits shall only be payable if Executive delivers to Ominto and does not revoke a general release of claims in favor of Ominto in a form satisfactory to Ominto. Such release shall be furnished to Executive within two business days after Executive’s date of termination, and must be executed and delivered (and no longer subject to revocation, if applicable) within thirty (30) days following termination (or such longer period to the extent required by law).

8.           Indemnification. Subject to limitations imposed by law, Ominto shall indemnify and hold harmless Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which Executive was or is a party or is threatened to be made a party by reason of the fact that Executive is or was an officer, employee or agent of Ominto, or by reason of anything done or not done by Executive in any such capacity or capacities, provided that Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of Ominto, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

9.           RESTRICTIVE COVENANTS.

(a)            DEFINITIONS.

(i)              “Affiliates” shall mean any person or entity or business unit controlled by, controlling or under common control with Ominto.

(ii)             “Confidential Information” shall mean any Ominto proprietary or confidential information, technical data, trade secrets or know-how, including research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Executive by Ominto, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property. However, Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Executive.

(iii)            “Customer” shall mean any person or entity which has purchased products or services from Ominto and/or entered into any contract for products or services with Ominto within the one year immediately preceding the termination of Executive’s employment with Ominto for whatever reason.

(iv)            “Directly or indirectly” shall mean Executive either on his own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, Executive, independent contractor, officer, director, stockholder or otherwise, of an entity.

(v)             “Ominto” for purposes of this Section 9 shall mean Ominto, Inc. and its Affiliates.

(vi)            “Prospective Customer” shall mean any person or entity which has expressed interest in purchasing products or services from Ominto or expressed interest in entering into any contract for products or services with Ominto within the one year immediately preceding the termination of Executive’s employment with Ominto for whatever reason.

(vii)           “Restricted Area” shall include any geographical location anywhere in the world where Ominto either (a) is engaged in business during the Term, or (b) has evidenced an intention to engage in business during the Term.

(viii)         “Restricted Business” shall mean any business or activity substantially similar to any business or activity engaged in by Ominto during the Term, or any business or activity in which Ominto has evidenced an intention to engage during the Term.

(ix)            “Restricted Period” shall mean the Term and twelve (12) months following termination of Executive’s employment for any reason.

(x)             “Vendor” shall mean any supplier, person or entity from which Ominto has purchased products or services during the one year immediately preceding the termination of Executive’s employment with Ominto for whatever reason.

(b)            Non-Disclosure.

(i)              Company Information. At all times during the Term and thereafter, Executive shall hold in strictest confidence, and shall not use, except in connection with the performance of Executive’s duties, and shall not disclose to any person or entity, any Confidential Information of Ominto.

(ii)             Executive-Restricted Information. During the Term, Executive shall not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom Executive has an agreement or duty to keep such information or secrets confidential.

(iii)            Third Party Information. Executive recognizes that Ominto has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Ominto’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times during the Term and thereafter, Executive shall hold in strictest confidence, and shall not use, except in connection with the performance of Executive’s duties, and shall not disclose to any person or entity, such third party confidential or proprietary information, and shall not use it except as necessary in performing Executive’s duties, consistent with Ominto’s agreement with such third party.

(c)            Non-Solicitation of Employees or Independent Contractors. During the Restricted Period, Executive shall not, directly or indirectly, solicit or attempt to induce any employee of Ominto or independent contractor engaged and/or utilized by Ominto in any capacity to terminate his/her employment with, or engagement by, Ominto. Likewise, during the Non-Compete Period, Executive shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of Ominto or independent contractor engaged and/or utilized by Ominto in any capacity.

(d)            Non-Solicitation of Customers, Prospective Customers or Vendors. During the Restricted Period, Executive shall not, directly or indirectly, sell or distribute products or services of the type sold or distributed by Ominto to any Customer, Prospective Customer or solicit any Vendor of Ominto through any entity other than Ominto. Executive acknowledges and agrees that Ominto has substantial relationships with its Customers, Vendors and Prospective Customers, which Ominto expends significant time and resources in acquiring and maintaining, and that Ominto has Confidential Information pertaining to its business and its Customer, Vendors and Prospective Customers, and that Ominto’s Confidential Information and relationships with its Customers, Vendors and Prospective Customers constitute significant and valuable assets of Ominto.

(e)            NON-COMPETE. During the Restricted Period in the Restricted Area, Executive shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business, provided, however, that Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of Executive in any one such corporation shall constitute not more than 5% of the voting stock of such corporation.

(f)             NON-DISPARAGEMENT. Executive shall not make negative comments or otherwise disparage Ominto or its Affiliates or any of their officers, directors, managers, employees, consultants, equityholders, agents or products. The foregoing shall not be violated by truthful statements (i) in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including depositions in connection with such proceedings) or (ii) made in the course of Executive discharging his duties for Ominto.

(g)            COOPERATION. Upon the receipt of reasonable notice from Ominto, while employed by Ominto and thereafter, Executive shall respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with Ominto, and shall provide reasonable assistance to Ominto, its Affiliates and their respective representatives in defense of any claims that may be made against Ominto or its Affiliates, and shall assist Ominto and its Affiliates in the prosecution of any claims that may be made by Ominto or its Affiliates, to the extent that such claims may relate to the period of Executive’s employment with Ominto (collectively, the “Claims”). Executive shall promptly inform Ominto if Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against Ominto or its Affiliates. Executive also shall promptly inform Ominto (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of Ominto or its Affiliates (or their actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of Ominto or its Affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against Ominto or its Affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving Ominto or any of its Affiliates without getting the prior written consent of Ominto. Upon presentation of appropriate documentation, Ominto shall pay or reimburse Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by Executive in accordance with Ominto’s applicable policies in complying with this Section 9(g), and Executive shall be compensated by Ominto at a reasonable hourly rate for assistance given after the end of the Term.

(h)            Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions and all Original Works of Authorship.

(i)             As between the Parties, all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by Executive or which are disclosed or made known to Executive, individually or in conjunction with others, during the Term and which relate to Ominto’s business, products or services (including all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of clients or customers or their requirements, the identity of key contacts within the client or customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) are and shall be the sole and exclusive property of Ominto. Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of Ominto.

(ii)            In particular, Executive hereby specifically assigns and transfers to Ominto all of Executive’s worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights that may be filed thereon, and applications for registration of such names and marks. During the Term and thereafter, Executive shall assist Ominto and its nominee at all times in the protection of such information, ideas, concepts, improvements, discoveries or inventions, both in the United States and all foreign countries, including the execution of all lawful oaths and all assignment documents requested by Ominto or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, and any application for the registration of such names and marks.

(iii)           Moreover, if during the Term, Executive creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as reports, videotapes, written presentations, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to Ominto’s business, products or services, whether such work is created solely by Executive or jointly with others, Ominto shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by Ominto as a contribution to a collective work, as a part of any written or audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire and Ominto shall be the author of the work. In the event such work is neither prepared by Executive within the scope of Executive’s employment or is not a work specially ordered and deemed to be a work made for hire, then Executive shall assign, and by these presents, does assign, to Ominto all of Executive’s worldwide right, title and interest in and to such work and all rights of copyright therein. Both during the Term and thereafter, Executive shall assist Ominto and its nominee, at any time, in the protection of Ominto’s worldwide right, title and interest in and to the work and all rights of copyright therein, including the execution of all formal assignment documents requested by Ominto or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries; provided, however, that Executive shall be compensated by Ominto at a reasonable hourly rate for assistance given after the end of the Term.

(g)            RETURN OF COMPANY PROPERTY. On the date of Executive’s termination of employment with Ominto for any reason (or at any time prior thereto at Ominto’s request), Executive shall return all property belonging to Ominto or its Affiliates (including any Ominto or Affiliate-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents or property belonging to Ominto or an Affiliate).

(i)             Need for Restrictions. Executive acknowledges and agrees that each of the restrictive covenants contained in this Section 9 is reasonable and necessary to protect the legitimate business interests of Ominto, including, without limitation, the need to protect Ominto’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors and agents. Executive also acknowledges and agrees, as set forth in Section 9(j) below, that Ominto may obtain a temporary, preliminary and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in this Section 9. Executive also acknowledges and agrees that, if his/her future employment’s job duties would inevitably cause him to disclose Confidential Information or trade secrets of Ominto, Ominto may seek to protect its legitimate business interests by enjoining him/her from working in that future position.

(j)             Breach of Restrictive Covenants. In the event of a breach or threatened breach by Executive of any restrictive covenant set forth in Section 9, Executive agrees that such a breach or threatened breach would cause irreparable injury to Ominto, and that, if Ominto shall bring legal proceedings against Executive to enforce any restrictive covenant, Ominto shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond, damages, attorneys’ fees and costs.

(k)            Successors and Assigns. Ominto and its successors and assigns may enforce these restrictive covenants.

(l)             Construction, Survival. If the period of time, area or scope of restriction specified in this Section 9 should be adjudged unreasonable in any proceeding, then the period of time, area or scope shall be reduced so that the restrictions may be enforced as is adjudged to be reasonable. If Executive violates any of the restrictions contained in this Section 9, the restrictive period shall be tolled during the time that Executive is in violation. All the provisions of this Section 9 shall survive the Term and Executive’s employment with Ominto.

(m)           EFFECT OF EXECUTIVE BECOMING A BAD LEAVER. Notwithstanding any provision of this Agreement to the contrary, if (i) Executive breaches any of the covenants set forth in this Agreement at any time during the period commencing on the Effective Date and ending twelve (12) months after Executive’s termination of employment with Ominto for any reason and (ii) Executive fails to cure such breach within ten (10) days of the effective date of written notice of such breach given by Ominto, then Executive shall be deemed a “Bad Leaver.” If Executive is or becomes a Bad Leaver, then (i) any severance being paid to Executive pursuant to this Agreement or otherwise shall immediately cease upon commencement of such action and (ii) Executive shall be liable to repay to Ominto any severance previously paid to him by Ominto, less $100 to serve as consideration for the release described in Section 7(j) above.

10.         NO ASSIGNMENTS. This Agreement is personal to each of the Parties. Except as provided in this Section 10, neither Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party. Ominto may assign this Agreement to any of its Affiliates or to any successor to all or substantially all of the business and/or assets of Ominto, provided that Ominto shall require such Affiliate or successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Ominto would be required to perform it if no such succession had taken place. As used in this Agreement, “Ominto” shall mean Ominto and any Affiliate or successor to its business and/or assets that assumes and agrees to perform the duties and obligations of Ominto under this Agreement by operation of law or otherwise.

11.         NOTICE. Any notice that either Party may be required or permitted to give to the other shall be in writing and may be delivered personally, by electronic mail or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Ominto may notify Executive from time to time; and to Executive at his electronic mail or postal address as shown on the records of Ominto from time to time, or at such other electronic mail or postal address as Executive, by notice to Ominto, may designate in writing from time to time.

12.         SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of Ominto, the terms of this Agreement shall govern and control.

13.         SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction.

14.         COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15.         Applicable Law; ARBITRATION.

(a)            All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Florida applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

(b)            For purposes of resolving any dispute that arises directly or indirectly from the relationship of the Parties evidenced by this Agreement, the Parties hereby agree that submitted at the initiative of either party to mandatory arbitration in Boca Raton, Florida before a single arbitrator under the Federal Arbitration Act and pursuant to the Commercial Arbitration Rules of the American Arbitration Association, or its successor, then in effect. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the State of Florida or elsewhere. The Parties irrevocably consent to the jurisdiction of the federal and state courts located in Florida for this purpose. Each party shall be responsible for its or his own costs incurred in such arbitration and in enforcing any arbitration award, including attorneys’ fees and expenses.

16.         MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by Ominto. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the Parties in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between Executive and Ominto or its Affiliates with respect to the subject matter hereof, including the Prior Employment Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either Party that are not expressly set forth in this Agreement.

17.         REPRESENTATIONS. Executive represents and warrants to Ominto that (a) Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms, and (b) Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent Executive from entering into this Agreement or performing all of Executive’s duties and obligations hereunder.

18.         TAX MATTERS.

(a)            WITHHOLDING. Any and all amounts payable under this Agreement or otherwise shall be subject to, and Ominto may withhold from such amounts, any federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)            SECTION 409A COMPLIANCE.

(i)              The intent of the Parties is that payments and benefits under this Agreement be exempt from (to the extent possible) Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder, as amended (collectively, the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Parties of the applicable provision without violating the provisions of Section 409A. In no event shall Ominto be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

(ii)             A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” under Section 409A, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 18(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum on the first business day following the six-month period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)            To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)            For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be at the sole discretion of the Board.

(v)            Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(c)            Modification of Payments. In the event it shall be determined that any payment, right or distribution by Ominto or any other person or entity to or for the benefit of Executive pursuant to the terms of this Agreement or otherwise, in connection with, or arising out of, Executive’s employment with Ominto or a change in ownership or effective control of Ominto or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Code Section 280G on account of the aggregate value of the Payments due to Executive being equal to or greater than three (3) times the “base amount,” as defined in Code Section 280G (the “Parachute Threshold”), so that Executive would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”) and the net after-tax benefit that Executive would receive by reducing the Payments to the Parachute Threshold is greater than the net after-tax benefit Executive would receive if the full amount of the Payments were paid to Executive, then the Payments payable to Executive shall be reduced (but not below zero) so that the Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Payments under Section 7 above.

By signing this Agreement Below, Executive acknowledges that Executive:

(1)	has read and understood the entire Agreement;

(2)	has had the opportunity to ask questions and consult counsel or other advisors about its terms; and

(3)	agrees to be bound by it.

In witness whereof, Ominto has caused this Agreement to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.

OMINTO, INC.	MICHAEL HANSEN

/s/ Raoul Quijada	/s/ Michael Hansen
Raoul Quijada
Chief Financial Officer